______________________________________________________________________________



                    WELLS FARGO ASSET SECURITIES CORPORATION
                                   (Depositor)


                                       and


                             WELLS FARGO BANK, N.A.
                                (Master Servicer)


                                       and


                       HSBC BANK USA, NATIONAL ASSOCIATION
                                    (Trustee)

                                 AMENDMENT NO. 1

                             Dated as of May 6, 2008


                                     to the


                         POOLING AND SERVICING AGREEMENT

                          Dated as of February 28, 2008

                       Mortgage Pass-Through Certificates
                                 Series 2008-AR2


 ______________________________________________________________________________

            AMENDMENT NO. 1, dated as of May 6, 2008 (the "Amendment"), to the Pooling and Servicing Agreement, dated as of February 28, 2008 (the "Agreement"), among WELLS FARGO ASSET SECURITIES CORPORATION, as depositor (the "Depositor"), WELLS FARGO BANK, N.A., as master servicer (the "Master Servicer"), and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (the "Trustee").

            WHEREAS, Section 10.01(a) of the Agreement provides that the Depositor, the Master Servicer and the Trustee may amend the Agreement without the consent of the Holders of Certificates for the purpose of correcting or supplementing any provisions in the Agreement which may be inconsistent with any provisions in the Prospectus.

            WHEREAS, the definition of Liquidated Loan Loss in the Agreement is inconsistent with the definition in the Prospectus.

            WHEREAS, the Depositor, the Master Servicer and the Trustee agree to amend the Agreement, as set forth in this Amendment.

            NOW THEREFORE, in consideration of the mutual agreements herein contained, the Depositor, the Master Servicer and the Trustee agree as follows:

            All terms used in this Amendment which are defined in the Agreement, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Amendment or the context clearly requires otherwise.

            Section 1.  Amendment of Section 1.01.

            The following definition is hereby amended to read in its entirety as follows:

            Liquidated Loan Loss: With respect to any Distribution Date, the aggregate of the amount of losses with respect to each Mortgage Loan which became a Liquidated Loan during the Applicable Unscheduled Principal Receipt Period with respect to Full Unscheduled Principal Receipts for such Distribution Date, equal to the excess of (i) the unpaid principal balance of each such Liquidated Loan, plus accrued interest thereon in accordance with the amortization schedule at the time applicable thereto at the applicable Mortgage Interest Rate from the Due Date as to which interest was last paid with respect thereto through the last day of the month preceding the month in which such Distribution Date occurs, over (ii) Net Liquidation Proceeds with respect to such Liquidated Loan.

            Section 2. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

            Section 3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            Section 4. Governing Law; Jurisdiction. This Amendment shall be construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Depositor, the Master Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.


                                    WELLS FARGO ASSET SECURITIES CORPORATION
                                        as Depositor


                                    By: /s/ Bradley A. Davis
                                        ------------------------------------
                                        Name:  Bradley A. Davis
                                        Title: Vice President


                                    WELLS FARGO BANK, N.A.
                                        as Master Servicer


                                    By: /s/ Stacey M. Taylor
                                        ------------------------------------
                                        Name:  Stacey M. Taylor
                                        Title: Vice President


                                    HSBC BANK USA, NATIONAL ASSOCIATION
                                        as Trustee


                                    By: /s/ Alexander Pabon
                                        ------------------------------------
                                        Name:  Alexander Pabon
                                        Title: Vice President

STATE OF MARYLAND       )
                         ss.:
COUNTY OF FREDERICK     )


            On the 6th day of May, 2008 before me, a notary public in and for said State, personally appeared Bradley A. Davis, known to me to be a Vice President of Wells Fargo Asset Securities Corporation, a Delaware corporation, that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                       Notary Public

STATE OF MARYLAND          )
                             ss.:
COUNTY OF HOWARD           )


            On this 6th day of May, 2008, before me, the undersigned officer, personally appeared Stacey M. Taylor, and acknowledged to me to be a Vice President of Wells Fargo Bank, National Association, and that as such officer, being duly authorized to do so pursuant to such entity's by-laws or a resolution of its board of directors, executed and acknowledged the foregoing instrument for the purposes therein contained, by signing the name of such entity by himself/herself as such officer as his/her free and voluntary act and deed and the free and voluntary act and deed of said entity.

            IN WITNESS WHEREOF, I hereunto set my hand and official seal.



_________________________
Notary Public



[NOTARIAL SEAL]

STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )


            On the 6th day of May, 2008, before me, a notary public in and for the State of New York, personally appeared Alexander Pabon, known to me who, being by me duly sworn, did depose and say that he is a Vice President of HSBC Bank USA, National Association, a national banking association, one of the parties that executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said association.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                       Notary Public